EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement” or “Agreement”), dated this 6th day of November 2007, is by and between Unicorp, Inc., a Nevada corporation, Houston, Texas (the “Company”), and James T. DeGraffenreid (the “Executive”) an individual.

WHEREAS, the Executive is willing to enter into an agreement with the Company upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1. Term of Agreement. Subject to the terms and conditions hereof, the term of employment of the Executive under this Employment Agreement shall be for the period commencing on November 6, 2007 (the “Commencement Date”) and terminating on December 31, 2009, unless sooner terminated as provided in accordance with the provisions of Section 5 hereof. (Such term of this agreement is herein sometimes called the “Retained Term”).

2. Employment. As of the Commencement Date, the Company hereby agrees to employ the Executive as Vice President of Land and Business Development of the Company with such duties as assigned from time to time by the Company, and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

3. Duties and Responsibilities.

(a)
Duties. Executive shall perform such duties as are usually performed by a Vice President of Land and Business Development with such duties as assigned from time to time by the Company and will be consistent of a business similar in size and scope as the Company and such other duties as may be requested by the Company’s President which are reasonable and consistent with the Company’s operations, taking into account Executive’s expertise and job responsibilities. The Executive will assist with duties required in order to fully comply with all SEC rules and regulations associated with a publicly traded company. This agreement shall survive any job title or responsibility change. All actions of Executive shall be subject and subordinate to the review and approval of the President and/or the Company’s board of directors. The board of directors shall be the final and exclusive arbiter of all policy decisions relative to the Company’s business.

(b)
Devotion of Time. During the term of this agreement, Executive agrees to devote his exclusive and full-time service during normal business hours to the business and affairs of the Company (including its subsidiaries) to the extent necessary to discharge the responsibilities assigned to Executive and to use reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement it shall not be a violation of this Agreement for Executive to manage personal investments or companies in which personal investments are made so long as such activities do not interfere with the performance of Executive’s responsibilities with the Company and which companies are not in direct competition with the Company.

4. Compensation and Benefits During the Employment Term.

(a)
Salary. Executive will be compensated by the Company at an annual base salary of $200,000.00, from which shall be deducted income tax withholdings, social security, Medicare, and other customary Executive deductions in conformity with the Company’s payroll policy in effect. The Parties agree that Executive shall receive an annual review wherein the Company will assess the performance of Executive, determine any bonus pursuant to Paragraph 4(d) and determine the amount of increase to be made to Executive’s base salary, if any.

(b)	Vacation. Executive shall be entitled to four weeks paid vacation each calendar year beginning on January 1, 2008.

(c)	Other Benefits. The Executive shall be entitled to participation in the company’s benefit plan to include major medical health insurance, dental, life, long-term disability insurance and 401-k Plan.

(d)
Short Term Incentive Bonus. The Executive shall be entitled to receive up to 50% of his base salary based upon specific goals and targets approved by the board of directors (Goals and targets for 2008 will be attached as Exhibit “B”).

(e) Sign-on Bonus. The Executive shall receive a $50,000.00 sign on bonus. This bonus will be subject to repayment to the Company if the Executive terminates this contract within 12 months from the date hereof. Notwithstanding the provisions of this paragraph 4(e), the Executive may terminate this contract in the event the Company files for Chapter 7 or 11 bankruptcy proceedings or is unable to timely pay Executive’s salary, earned bonuses, or if there is a reduction in employee benefits.

(f)
Stock Options. The Executive shall receive an employee option to purchase 2,000,000 shares at the fair market price upon the Commencement Date. The option shall vest according to the following schedule provided that on any vesting date set forth below, Executive is still employed by the Company at such date:

(i) 500,000 Options will vest 12 months from the Commencement Date;

(ii) 500,000 Options will vest 24 months from the Commencement Date;

(iii) 500,000 Options will vest 36 months from the Commencement Date; and

(iv) 500,000 Options will vest 48 months from the Commencement Date.

The options shall be evidenced by an option agreement, shall expire seven years from the date of execution of this Agreement, and shall be subject to the terms of the Company’s 2007 Stock Option Plan and such option agreement. Notwithstanding the expiration date, the option (including all vested and unvested options) shall automatically terminate 90 days after the Executive ceases to be employed by the Company, provided that if the Executive is terminated by the Company for Cause, the option (including all vested and unvested options) shall automatically terminate on the date of the Executive’s termination. The parties acknowledge the existence of vesting provisions lasting longer than the Employment Term is not meant to extend the Employment Term, and that such vesting provisions do not require the Company to employ the Executive for any period of time.

Notwithstanding the provisions above, the parties agree that if there is a Change of Control (as defined below), all options described herein in Paragraph 4 shall vest immediately on said Change of Control.

The term “Change of Control” shall mean: (i) a sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of the Company to another entity; or (ii) any consolidation or merger of the Company with or into another entity, unless immediately after the consolidation or merger the holders of the common stock of the Company immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least fifty (50%) percent of the combined voting power of the surviving corporation’s then outstanding securities. Notwithstanding the previous sentence, a change of control will be deemed to have occurred if 50% or more of the fully diluted voting shares transfer to a single entity or group of shareholders that act as a single entity for voting purposes, within a twelve month period, in any manner other than a primary or secondary public stock offering.

(g)
As additional consideration for entering into this Agreement, Executive agrees to restrict the amount of shares of Company common stock that he can sell, including shares previously acquired in the open market, through private transactions, through previous employment agreements, as well as shares acquired pursuant to this Agreement, by concurrently entering into the Lock-up, Leak-out Agreement attached hereto as Exhibit “A”.

5.  Termination.

(a)	Executive's employment under the Agreement may be terminated under any of the following circumstances:

(i)  Immediately by the Company, upon the death of Executive.

(ii)  By the Executive at any time, upon 30 days written notice.

(iii)  Immediately, upon written notice by the Company for Cause which for purposes of the Agreement shall be defined as (i) Executive's willful and persistent inattention to his reasonable duties which amounts to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (ii) Executive's willful breach of any term or provision of the Agreement which breach shall have remained substantially uncorrected for 15 days with an opportunity to cure following written notice to the Executive; or (iii) the commission by Executive of any act or any failure by Executive to act involving criminal conduct, whether or not directly relating to the business and affairs of the Company.

(b)
Effects of Termination. In the event that the Agreement is terminated pursuant to Section 5(a) or upon expiration of the term of the Agreement, neither the Executive nor the Company shall have any further obligations hereunder except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of the Agreement.

(c)
Improper Termination. In the event of the Executive's termination by the Company for any reason other than for Cause or the death of the Executive, Executive shall continue to be paid, as severance pay, an amount equal to his salary at the time of termination until the later of: (i) the end of twelve months from the Commencement Date or (ii) 180 calendar days from the date of the termination. Except for the severance pay, the Company shall not have any further obligations hereunder except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of the Agreement.

6. Revealing of Trade Secrets, etc. Executive acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (a) information not proprietary to the Company, (b) information which is then in the public domain through no fault of Executive, or (c) information required to be disclosed by law.

7. Indemnification. In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Executive, by reason of the fact that Executive was performing services under this Agreement or that Executive was or is an officer, director or employee of the Company, then the Company shall indemnify, hold harmless and defend Executive against all expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith, to the maximum permitted by applicable law. The advance of expenses shall be mandatory to the extent permitted by applicable law. In the event that both Executive and the Company are made party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage counsel, and Executive consents to use the same counsel, which consent will not be unreasonable withheld, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive and the Company at the same time, Executive may engage separate counsel and the Company shall pay all reasonable attorneys' fees and expenses of separate counsel. The Company shall not be required to pay the fees of more than one law firm except as described in the preceding sentence. Further, while Executive is expected to faithfully discharge his duties under this Agreement, Executive shall not be held liable to the Company for errors or omissions made in good faith where Executive has not exhibited intentional misconduct or performed criminal or fraudulent acts. Notwithstanding the above, the Company’s obligation to indemnify Executive is subject to any prohibitions as a matter of law that the company cannot indemnify the executive.

8. Non-Competition Agreement.  In addition to the compensation and benefits listed in Section 4 hereof, the Company shall grant the Executive 333,333 vested non-qualified options, pursuant to the Company’s 2004 Stock Option Plan, to purchase shares of the Company’s common stock at an exercise price of $0.01 and expiring seven years from date of issuance upon such terms and conditions as set forth in any such option agreement, and as an additional incentive for the Company to enter into this employment relationship, Executive agrees to the non-competition provisions of this section.

(a)
Termination for Cause or by the Executive. If the Executive is terminated for Cause or upon termination by the Executive pursuant to Section 5(a)(ii) hereof, Executive hereby agrees that for a period commencing on the date hereof and ending six (6) months following the termination of Executive’s employment, he will not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for, or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in the business of the exploration and/or exploitation of oil and gas properties in which the Company has a direct interest or in which the Company has an interest in adjacent properties or properties in the same field or any prospects in which the Company is developing or is contemplating investing in, developing or operating. This provision may be waived by the unanimous written consent of the board of directors upon the termination of Executive for any reason.

(b)	Termination without Cause. If Executive is terminated without cause, at any time, then the Executive shall not be subject to non-competition obligations of this Section 8.

(c)
Restrictions on Future Employment.  Executive understands that the foregoing restrictions may limit his ability to engage in certain businesses during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits (e.g., high remuneration during the term of the Agreement and access to certain confidential and proprietary information and trade secrets) under this Agreement to justify such restriction.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this section by Executive, and Company or any of its subsidiaries or affiliates shall be entitled to enforce the provisions of this section by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond in connection with such remedies.  Such remedies shall not be deemed the exclusive remedies for a breach of this section, but shall be in addition to all remedies available at law or in equity to Company or any of its subsidiaries or affiliates, including, without limitation, the recovery of damages from Executive and his agents involved in such breach.

(d)
Acknowledgement by Parties.  It is expressly understood that the restrictions contained in this section are related to and result from the agreements of the Company and Executive in this section and it is agreed that the Company and Executive consider the restrictions contained in this section to be reasonable and necessary to protect the confidential and proprietary information and trade secrets of the Company and its subsidiaries and affiliates.

9. Non-Solicitation.  During the Restricted Period, without the prior written consent of the Company, the Executive shall not, directly or indirectly: (i) contact or solicit any current, former, or known potential customer of the Company or any of the customer’s subsidiaries, or affiliates; or (ii) hire or solicit, or cause others to hire or solicit, for employment by any person other than the Company or any affiliate or successor of the Company, any employee of, or person employed within the two years preceding the Executive's hiring or solicitation of such person by, the Company and its affiliates or successors or encourage any such employee to leave his or her employment.

10. Arbitration. If a dispute should arise regarding this Agreement, all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration of three arbitrators, which is mutually agreed upon, in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be initiated by written demand. If agreement on the composition of the panel is not possible, the rules of the American Arbitration Association shall prevail. This Agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrators shall be final, conclusive and binding on the Company and the Executive, and judgment may be entered in the District Court of Harris County, Texas, for enforcement and other benefits. On appointment, the arbitrators shall then proceed to decide the arbitration subjects in accordance with the Rules. Any arbitration held in accordance with this paragraph shall be private and confidential. The matters submitted for arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in strictest confidence by Executive and the Company and shall not be discussed, disclosed or communicated to any persons. On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrators and any judgment enforcing an award. The prevailing party shall be entitled to recover reasonable and necessary attorneys' fees and costs from the non-prevailing party.

11. Survival. In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to Section 6 of this Agreement shall survive such termination and any obligations of the Company pursuant to Section 4 of this Agreement shall survive such termination.

12. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive. This Agreement shall not be amended except by a written instrument duly executed by the parties.

13. Severability; Construction. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

14. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally; or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested; or one (1) day after dispatch by overnight courier service; in each case, to the party to whom the same is so given or made:

If to the Company addressed to:

Unicorp, Inc.
5075 Westheimer, Suite 975
Houston, Texas 77056
Attn: Chief Executive Officer

If to Executive addressed to:

James T. DeGraffenreid
3511 Cedar Mills Drive
Kingwood, Texas 77345

or to such other address as the one party shall specify to the other party in writing.

15. Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

16. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Venue of any dispute concerning this Agreement shall be exclusively in Harris County, Texas.

17. Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE      UNICORP, INC.

_/s/  James T. DeGraffenreid_______  _/s/  Robert P. Munn______________
James T. DeGraffenreid    Robert P. Munn, Chief Executive Officer

EXHIBIT A

LOCK-UP AGREEMENT

THIS LOCK-UP/LEAK-OUT AGREEMENT (the “Agreement”) is entered into concurrently with, and in consideration for, the parties entering into the employment agreement dated the even date hereof (“Employment Agreement”), as well as other good and valuable consideration, the receipt of which the parties hereby acknowledge, by and between Unicorp, Inc., a Nevada corporation (the “Company”), and James DeGraffenreid (“Holder”).

WHEREAS, the parties agree to restrict Holder’s ability to transfer all shares of Unicorp, Inc. common stock (“Unicorp Common Stock”) that Holder owns as of the date hereof or acquires after the date hereof ( either upon exercise of options pursuant to existing or prior employment agreements or other agreements, or through open market or private transactions); and

WHEREAS, the Holder has agreed to enter into this Agreement and to restrict the sale, assignment, transfer, conveyance, or hypothecation of the Unicorp Common Stock, all on the terms set forth below.

NOW, THEREFORE, for consideration of entering into the Employment Agreement and in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
The Holder may not sell, pledge, hypothecate, transfer, assign or in any other manner dispose of any shares of Unicorp Common Stock in amounts in excess of 10,000 shares per day for the duration of this Agreement, without the unanimous consent of the board of directors; notwithstanding this section 1, all sales must comply with SEC Rule 144.

2.	The Holder agrees that he will not engage in any short selling of Unicorp Common Stock during the term of this Agreement.

3.
Except as otherwise provided in this Agreement or any other agreements between the parties, the Holder shall be entitled to his respective beneficial rights of ownership of Unicorp Common Stock, including the right to vote the Unicorp Common Stock for any and all purposes.

4.
The Unicorp Common Stock restrictions covered by this Agreement shall be appropriately adjusted should Unicorp undergo a forward split or a reverse split or otherwise reclassify its shares of Unicorp Common Stock and the parties agree that appropriate legends may be placed on the shares of Unicorp Common Stock.

5.
The resale restrictions on the Unicorp Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

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6.
Unicorp or each Holder who fails to fully adhere to the terms and conditions of this Agreement shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof. Each Holder agrees that in the event of a breach of any of the terms and conditions of this Agreement by any such Holder, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction and an order of a court requiring such defaulting Holder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring such Holder to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that Unicorp or the non-defaulting Holder may suffer as a result of any breach or continuation thereof. In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney's fees incurred in the enforcement of this Agreement.

7.	This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended unless both parties agree in writing.

8.
This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts entered into and to be performed wholly within said State; and Unicorp and the Holder agree that any action based upon this Agreement may be brought in the United States and state courts of Harris County, Texas only, and each submits himself/herself/itself to the jurisdiction of such courts for all purposes hereunder.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

                                UNICORP, INC.

By: _/s/  Robert P. Munn_______________
        Robert P. Munn, Chief Executive Officer

HOLDER

By: _/s/  James T. DeGraffenreid__________
                                  James T. DeGraffenreid

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EXHIBIT B

2008 TARGETS AND GOALS

TO BE DETERMINED AND MAY INCLUDE CASH FLOW, RESERVES, STOCK PRICE..ETC